Execution Copy
SECURITY AGREEMENT
     This Security Agreement dated as of July 8, 2008 is made by and between Clearant, Inc., a Delaware corporation (the “Debtor”), and CPI Investments, Inc., an Arizona corporation (the “Secured Party”), with respect to the following facts:
FACTS
     A. Reference is made to that certain Subscription and Purchase Agreement dated as of July 8, 2008 (the “Subscription Agreement”) by and between the Debtor and the Secured Party.
     B. Pursuant to the Subscription Agreement, the Debtor is required to grant the Secured Party a Security Interest in certain Collateral to secure the Obligations (as defined below).
AGREEMENT
     NOW THEREFORE, in consideration of, and incorporating the facts set forth above, the representations, warranties, conditions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
ARTICLE 1
DEFINED TERMS
     1.1 Definitions. Capitalized terms used herein but not defined shall have the meaning ascribed to such term in the Subscription Agreement. The following terms when used in this Agreement shall have the meanings assigned to them below:
     “Agreement” means this Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.
     “Collateral” has the meaning assigned thereto in Section 2.1.
     “Control” means the manner in which “control” is achieved under the UCC with respect to any Collateral for which the UCC specifies a method of perfecting a Security Interest by “control.”
     “Event of Default” has the meaning assigned thereto in Section 5.1.
     “Obligations” means all liabilities and obligations of the Debtor hereunder and Debtor’s payment obligations under the Notes.
     “Security Interest” means the security interest granted pursuant to Article 2.

     “UCC” means the Uniform Commercial Code, as in effect in the State of California, and as amended or modified from time to time.
     1.2 Other Definitional Provisions. Terms defined in the Subscription Agreement and not otherwise defined herein shall have the meaning assigned thereto in the Subscription Agreement. Terms defined in the UCC and not otherwise defined herein or in the Subscription Agreement shall have the meaning assigned in the UCC. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
ARTICLE 2
SECURITY INTEREST
     1.3 Grant of Security Interest. The Debtor hereby grants, pledges and collaterally assigns to the Secured Party a security interest (the “Security Interest”), but only to the extent of the amount of principal and interest owing to the Secured Party from time to time (the “Security Limit”) in all of the Debtor’s right, title and interest in the following property, now owned or at any time hereafter acquired by the Debtor or in which the Debtor now has or at any time in the future may acquire any right, title or interest, and wherever located or deemed located (collectively, the “Collateral”), as Collateral security for the prompt and complete payment and performance when due of the Obligations:
          1.3.1 All accounts receivable, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired by Debtor or in which Debtor now has or hereafter acquires any interest;
          1.3.2 All of Debtor’s inventory, machinery, equipment, furniture, fixtures, motor vehicles and other tangible personal property of every kind and description used in Debtor’s operations or owned by Debtor or in which Debtor has an interest;
          1.3.3 All general intangibles of Debtor, whether now owned or hereafter created or acquired by Debtor including, without limitation, all intellectual property, such as all patents and patent rights, trademarks and trade secrets, all choses in action, causes of action, all claims under guaranties, security interests or other security held by or granted to Debtor to secure payment of any accounts by an account debtor;
          1.3.4 All monies and other property of any kind, now or at any time or times hereafter, in the possession or under the control of Debtor or a bailee of Debtor; and
          1.3.5 All books and records of Debtor pertaining to any of 2.1.1, 2.1.2, 2.1.3, and/or 2.1.4 above.
          1.3.6 Any substitution, replacements, insurance proceeds or other proceeds or derivatives of 2.1.1, 2.1.2, 2.1.3, and/or 2.1.4 above.

Notwithstanding anything to the contrary contained in this Section 2.1, if the documents or contracts governing or relating to any of the foregoing Collateral (or the terms of, or applicable to, any such Collateral) contain enforceable restrictions on the assignment or transfer of the Debtor’s rights thereunder, then the liens granted under this Agreement shall be limited only to the extent necessary to comply with such enforceable restrictions (with such limitation automatically ceasing upon removal of, or receipt of any consent with respect to, such restrictions).
     1.4 Debtor Remains Liable. Anything herein to the contrary notwithstanding: (a) the Debtor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of the rights hereunder shall not release the Debtor from any of its duties or obligations under the contracts and agreements included in the Collateral, (c) the Secured Party shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Secured Party be obligated to perform any of the obligations or duties of the Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder and (d) the Secured Party shall not have any liability in contract or tort for any act or omission by the Debtor.
     1.5 Subordination of Security Interest. In the event of a Lender Default, as defined in the Notes, the Secured Party shall subordinate its Security Interest to any funding that the Debtor obtains in lieu of the proceeds not received because of a Lender Default under the Subscription Agreement and the Lender shall, at its own expense, take such actions that the Debtor may reasonably request to subordinate the Security Interest.
     1.6 Consent to Pledge Assets. Except in connection with any bank debt, asset based debt or with regard to any financing related to accounts receivable or inventory that is incurred in the ordinary course of business to fund the Company’s day to day operations that will be senior to the Notes and related Security Interest, the Debtor agrees that it will not pledge any of its assets without the Secured Party’s approval or in the alternative, the Debtor will include the Secured Party on a pari parsu basis with any other financing of any kind that requires the Debtor to pledge assets.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES
     The Debtor hereby represents and warrants to the Secured Party that:
     2.1 Existence. The Debtor is a duly organized corporation, validly existing and in good standing under the laws of the state of Delaware.
     2.2 Authorization of Agreement; No Conflict. The Debtor has the right, power and authority and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by a duly authorized representative of the Debtor, and this Agreement constitutes the legal, valid and binding obligation of the Debtor, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies. The execution, delivery and performance by the Debtor of this Agreement will not, by the passage of time, the giving of notice or otherwise, violate any material provision of any law or contractual obligation applicable to the Debtor and will not result in the creation or imposition of any lien, other than the Security Interest, upon or with respect to any property or revenues of the Debtor.
     2.3 Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any governmental authority or any other person is necessary or required in connection with the execution, delivery or performance by, or enforcement against the Debtor of this Agreement.
     2.4 Security Interest. The Security Interest granted pursuant to this Agreement constitutes a valid security interest in all of the Collateral in favor of the Secured Party as Collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of the Debtor and any persons purporting to purchase any Collateral from the Debtor.
     2.5 State of Organization; Other Information.
          2.5.1 The exact legal name of the Debtor is Clearant, Inc.
          2.5.2 The mailing address, chief place of business, chief executive office and office where the Debtor keeps its books and records relating to the Collateral is located at 1801 Avenue of the Stars, Suite 425, Los Angeles, California 90067.
     2.6 Other. There is no action, suit, investigation, litigation, dispute, claim or proceeding pending or, to Debtor’s knowledge, threatened against Debtor before any court, governmental agency, or arbitrator that if adversely determined would reasonably be expected to result in a material adverse effect on the Collateral or Debtor’s ability to perform hereunder or under the Subscription Agreement. No bankruptcy, insolvency or similar proceedings of any nature are now pending or, to Debtor’s knowledge, threatened by or against Debtor, and Debtor does not intend to commence any such proceedings.
ARTICLE 3
COVENANTS
     The Debtor covenants and agrees that:
     3.1 Form of Collateral; Perfected Security Interest; Further Information.
          3.1.1 Provided that the Secured Party perfects the Security Interest, the Debtor shall maintain the Security Interest created by this Agreement as a perfected Security Interest.

          3.1.2 The Debtor will furnish to the Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection therewith as the Secured Party may reasonably request, all in reasonable detail.
          3.1.3 The Debtor will keep the Collateral in good order, condition and repair in all material respects, ordinary wear and tear excepted.
     3.2 Changes in Location; Changes in Name or Structure. The Debtor will not:
          3.2.1 Change its jurisdiction of organization or the location of its chief executive office from that identified in Section 3.5.2 except upon ten (10) days’ prior written notice to the Secured Party; or
          3.2.2 Change its name, identity or corporate or organizational structure to such an extent that any financing statement filed by the Secured Party in connection with this Agreement would become misleading except upon ten (10) days’ prior written notice to the Secured Party.
     3.3 Required Notifications. The Debtor shall promptly notify the Secured Party, in writing, of the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Security Interest.
     3.4 Filing Covenants. Pursuant to Section 9509 of the UCC and any other applicable law, the Debtor authorizes the Secured Party to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of the Debtor in such form and in such offices as the Secured Party determines appropriate to perfect the Security Interest of the Secured Party under this Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Secured Party may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted herein. Further, in the event that filing a financing statement in the appropriate state office is not the required means of perfecting the Security Interest, a photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.
     3.5 Further Assurances. Upon the request of the Secured Party and at the sole expense of the Debtor, the Debtor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Secured Party may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, all applications, certificates, instruments, and all other documents and papers the Secured Party may reasonably request and as may be required by law in connection with the obtaining of any consent, approval, registration, qualification, or authorization of any Person deemed necessary or appropriate for the effective exercise of any rights of the Secured Party under this Agreement.
     3.6 Location, Taxes, Loss, Abandonment, Compliance with Laws, Defense of Collateral; Insurance.

          3.6.1 All Collateral presently owned or hereafter acquired by Debtor is and will be kept in its current location, and will not be moved without prior approval of the Secured Party.
          3.6.2 Debtor will promptly pay all taxes levied or assessed against the Collateral, except when Debtor has a bona fide dispute with any taxing authority; provided that, Debtor promptly gives written notice of such dispute to the Secured Party and diligently pursues resolution of such dispute; will promptly notify Secured Party in writing of any material loss to the Collateral; will not abandon the Collateral; will not use or permit the Collateral to be used for any unlawful purpose or in violation of any federal, state or municipal law, statute or ordinance.
          3.6.3 Debtor shall defend the Collateral against all claims and demands of all persons save Secured Party.
          3.6.4 Until all Obligations are fully paid and satisfied, Debtor agrees to maintain insurance coverage on the Collateral consistent with the levels currently maintained by Debtor prior to the execution hereof.
ARTICLE 4
REMEDIAL PROVISIONS
     4.1 General Remedies. Failure of the Debtor to observe or perform any material covenant or agreement herein or any other Transaction Document, with respect to which any applicable notice has been given and any applicable cure period has passed, shall constitute an event of default of Debtor hereunder (“Event of Default”). If an Event of Default shall occur, the Secured Party may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other applicable law, subject to the prior rights of any other secured creditors of Debtor. Without limiting the generality of the foregoing, and subject to the prior rights of any other secured creditors of Debtor, the Secured Party, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Debtor or any other person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, subject to the Security Limit, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Secured Party may disclaim any warranties of title, possession and quiet enjoyment. The Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Debtor, which right or equity is hereby waived and released. The Debtor further agrees, at the Secured Party’s request, to assemble the Collateral and make it available to the Secured Party at places which the Secured Party shall reasonably select, whether at the Debtor’s premises or elsewhere. To the extent permitted by applicable law, the Debtor waives all claims, damages and demands it may acquire against the Secured Party arising out of the exercise by it of any rights hereunder except to the extent any such claims, damages, or demands result solely from the gross negligence or willful misconduct of the Secured Party. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.
     4.2 Application of Proceeds. At such intervals as may be agreed upon by the Debtor and the Secured Party, or, if an Event of Default shall have occurred and be continuing, at any time at the Secured Party’s election, the Secured Party may apply all or any part of the Collateral or any proceeds of the Collateral in payment in whole or in part of the Obligations (after deducting all reasonable costs and expenses of every kind incurred by the Secured Party as a result thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the rights of the Secured Party hereunder, including, without limitation, reasonable attorneys’ fees and disbursements). Any balance of such proceeds remaining after payment in full of such amounts shall be paid over to the Debtor, or to whomsoever (if such person is not the Debtor) may be lawfully entitled to receive the same. Only after (i) the payment by the Secured Party of any other amount required by any provision of law, including, without limitation, Section 9610 and Section 9615 of the UCC and (ii) the payment in full of the Obligations, shall the Secured Party account for the surplus, if any, to the Debtor, or to whomever may be lawfully entitled to receive the same (if such person is not the Debtor).
     4.3 Waiver, Deficiency. The Debtor hereby waives, to the extent permitted by applicable law, all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof. The Debtor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Secured Party to collect such deficiency.
ARTICLE 5
THE SECURED PARTY
     5.1 Secured Party’s Appointment as Attorney-In-Fact.
          5.1.1 Upon an Event of Default, and only to the extent that such Event of Default is continuing, the Debtor will irrevocably constitute and appoint the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Debtor and in the name of the Debtor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement after and during such Event of Default.

          5.1.2 Upon an Event of Default, and only to the extent that such Event of Default is continuing, if the Debtor fails to perform or comply with any of its agreements contained herein, the Secured Party, at its option, but without any obligation to do so, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with the provisions of Section 6.1.
          5.1.3 The reasonable expenses of the Secured Party incurred as a result of the actions taken pursuant to the terms of this Agreement shall be payable by the Debtor to the Secured Party within ten (10) days after the Secured Party provides Debtor written notice thereof.
          5.1.4 The Debtor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 6.1. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interest created hereby is released.
     5.2 Duty of Secured Party. The Secured Party’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9207 of the UCC or otherwise, shall be to deal with it in the same manner as the Secured Party deals with similar property for its own account. Neither the Secured Party nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Debtor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Party hereunder are solely to protect the Secured Party’s interests in the Collateral and shall not impose any duty upon the Secured Party to exercise any such powers. The Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Debtor for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
ARTICLE 6
MISCELLANEOUS
     6.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a writing signed by each of the parties hereto.
     6.2 Notices. All notices, requests and demands to or upon the Secured Party or the Debtor hereunder shall be effected in the manner provided for in Section 5.2 of the Subscription Agreement.
     6.3 No Waiver by Course of Conduct, Cumulative Remedies. The Secured Party shall not by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default by the Debtor. No failure to exercise, nor any delay in exercising on the part of the Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law or equity.
     6.4 Enforcement Expenses. The Debtor agrees to pay or reimburse the Secured Party for all its costs and expenses incurred in connection with enforcing or preserving any rights under this Agreement (including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding) including, without limitation, the reasonable fees and disbursements of counsel.
     6.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Debtor and shall inure to the benefit of the Debtor, the Secured Party and their respective successors and assigns.
     6.6 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which counterparts taken together shall constitute one and the same instrument. This Agreement may also be executed by the parties hereto exchanging facsimile signed counterparts of this Agreement.
     6.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     6.8 Section Heading. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     6.9 Integration. This Agreement, the Notes and the Subscription Agreement represent the agreement of the Debtor and the Secured Party with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein therein.
     6.10 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California and the parties hereby submit to the non-exclusive jurisdiction of any court of competent jurisdiction in Los Angeles County of California in connection with any dispute which may arise under this Agreement or its implementation or enforcement.

     6.11 Acknowledgements. The Debtor hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Subscription Agreement, (b) the Secured Party does not have any fiduciary relationship with or duty to the Debtor arising out of or in connection with this Agreement, and the relationship between the Debtor and the Secured Party in connection herewith or therewith is solely that of debtor and creditor, and (c) no joint venture, agency or partnership is created hereby or by the Subscription Agreement or otherwise exists by virtue of the transactions contemplated hereby or thereby.
     6.12 Release of Collateral. At such time as the Obligations shall have been paid in full, the Collateral shall be released from the liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Secured Party and the Debtor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Debtor. At the request and sole expense of the Debtor following any such termination, the Secured Party shall deliver to the Debtor any Collateral held by the Secured Party hereunder, and execute and deliver to the Debtor such documents and make such filings as the Debtor shall reasonably request to evidence such termination.
     7.13 Time of Essence. Time is of the essence.
[Signature Page Follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CLEARANT, INC.

By:

Name: Jon Garfield
Title: Chief Executive Officer

CPI INVESTMENTS, INC.

By:

Name:

Title:

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